Filed Pursuant to Rule 424(b)(3)

Registration No. 333-225680

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 29, 2018)

InspireMD, Inc.

40,000 Shares
Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated June 29, 2018, related to the offering of 10,851,417 units (each unit consisting of one share of our common stock and one Series D Warrant to purchase one share of our common stock) and 22,481,916 pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one Series D Warrant to purchase one share of our common stock) (the “Prospectus”), of InspireMD, Inc. (the “Company”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

REPRICING OF WARRANTS

On July 28, 2020, the Company entered into a Settlement Agreement with H.C. Wainwright & Co., LLC (“HCW”), whereby, among other things, the exercise price of an aggregate of 40,000 warrants previously issued to HCW designees (the “Holders”) under the Prospectus was reduced from $18.75 to $0.495.

This Supplement is being filed to reduce the exercise price of the following warrants from $18.75 to $0.495:

Holder	No. of Warrants Repriced
Charles Worthman	400
Mark Viklund	1,200
Michael Vasinkevich	25,800
Noam Rubinstein	12,600
Total	40,000

Prospectus Supplement No. 1

Dated July 29, 2020